Exhibit 99.1

                      WERNER ENTERPRISES, INC.
                         14507 Frontier Road
                           P. O. Box 45308
                       Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                       Contact:  John J. Steele
---------------------
                             Executive Vice President, Treasurer and
                                             Chief Financial Officer
                                                      (402) 894-3036


          WERNER ENTERPRISES TO PARTICIPATE IN THE JPMORGAN
                AVIATION & TRANSPORTATION CONFERENCE

Omaha, Nebraska, March 7, 2008:
------------------------------

      Werner Enterprises, Inc. (NASDAQ:WERN) ("Werner"), one of the nation's largest truckload transportation and logistics companies, announced that it will participate in the 6th Annual JPMorgan Aviation & Transportation Conference on Wednesday, March 19, 2008 in New York City, New York.

      At the conference, John J. Steele, Werner Executive Vice President, Treasurer and Chief Financial Officer, will present a business overview and highlights of Werner to the investment community. The presentation will begin at 8:30 A.M. (ET) on Wednesday, March 19, 2008 and will be approximately 30 minutes in length.

      A live audio webcast of the presentation will be broadcast on the internet and publicly accessible through the "Investor Information" link on the Werner website at www.werner.com. Replays of the webcast presentation will be archived on the website for 30 days.

      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier and IATA Accredited Cargo Agent.

      Note: Oral public statements made by a Werner representative during the webcast announced in this press release may contain forward-looking statements, which are based on information currently available to Werner's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Werner's Annual
Report on Form 10-K for the year ended December 31, 2007. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, issuing press releases or by other methods of public disclosure.